UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Bank of America Corporation

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Bank of America Corporation Overview of Responsible Growth, Corporate Governance and Executive Compensation Practices, and Environmental and Social Initiatives 2019 Annual Meeting of Stockholders: Additional Soliciting Materials

What would you like the power to do? Responsible growth We must grow and win in the market – no excuses We must grow with our customer-focused strategy We must grow within our risk framework We must grow in a sustainable manner Our purpose To help make financial lives better, through the power of every connection Eight lines of business Serving the core financial needs of people, companies and institutional investors through eight lines of business Our values Deliver together Act responsibly Realize the power of our people Trust the team At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose, and achieve responsible growth.

Record performance and strong execution across our business in 2018 generated meaningful stockholder returns while maintaining a sound capital structure, allowing us to deliver our purpose—to help make financial lives better through the power of every connection Our Board is comprised of highly-engaged members whose independence, expertise, experience, and diversity provide effective oversight of our business and long-term strategy Our year-round Board evaluation process continuously drive thoughtful Board composition and engagement Our governance and human capital practices are subject to ongoing review for alignment with stockholder interests and feedback Our executive compensation program promotes Responsible Growth and encourages long-term focus by paying for performance and maintaining alignment with our risk framework and stockholders’ interests Sustainable Responsible Growth requires we share our success through ESG leadership, invest in talent and capabilities through operational excellence, and focus on being a great place to work Executive Summary Our Board recommends voting for all management proposals and against all stockholder proposals

Strong execution across our business in 2018 Net income of $28.1 billion, or $2.61 per diluted share, grew 54% compared to $18.2 billion, or $1.56 per diluted share in 2017 Noninterest expense decreased 2% in 2018 and is down $30 billion since 2010; efficiency ratio improved to 58.5% in 2018 from 62.7% in 2017; continued focus on expenses while investing in new technology and digital capabilities: Launched Erica, an AI-driven financial assistant 26.4 million active mobile users ~$3 billion in technology initiative spending in 2018 Net charge-off ratios remained near historic lows Common equity tier 1 ratio of 11.6%, remaining above the 2019 regulatory requirement of 9.5% Business referrals increased 11% to 7.1 million in 2018 from 6.4 million in 2017 reflecting improved client and customer activity Returned $25.5 billion in capital to our common stockholders through dividends and share repurchases; up over 50% from 2017 Total stockholder return above primary competitor group average on a 1-year, 3-year and 5-year basis 2018 Performance Highlights: Total Stockholder Return (TSR) 1-Year TSR 3-Year TSR 5-Year TSR Bank of America Primary Competitor Group U.S. G-SIB average All G-SIB average S&P 500 Index 2018 Net Income $28.1 billion Record Earnings 2018 Revenue $91.2 billion, 4% from 2017 2018 Noninterest Expense 2% from 2017 Quarterly Positive Operating Leverage 4 Consecutive Years

Director nominees provide the right skills and experience to oversee our business and strategy

Nominees Represent a Diverse Range of Qualifications and Skills, Including:

16 — **Strategic Planning.** For oversight of management's development and implementation of strategic priorities

8 — **Financial Services Experience.** For insight into key issues affecting our company

16 — **Risk Management.** For oversight of management in its comprehensive and rigorous approach to risk management

15 — **Audit/Financial Reporting.** For oversight of our company's audit function and preparation of financial statements

12 — **Consumer, Corporate, and Investment Businesses.** For experience across our business and its development

14 — **Experience in Complex, Highly Regulated Businesses.** For a deep understanding of the many factors involved in operating our business

12 — **Environmental, Social, and Governance.** For insight into how these principles define how we deliver Responsible Growth

2 — **Government, Public Policy, and Regulatory Affairs.** For insight into the key role of regulatory issues and government affairs in our business

3 — **Cybersecurity, Technology, and Information Security.** For oversight of management's efforts to maintain our customers' trust and protect the security of their information

11 — **Human Capital Management and Succession Planning.** For insight into our focus on talent development and our commitment to being a great place to work

9 — **Public Company Board Service and Corporate Governance.** For knowledge of public company governance issues and policies to enhance our Board practices

12 — **Global Perspective.** For insight into the many factors involved in overseeing management of our company's global footprint

Nominees provide independent oversight:



15/16 are independent

Nominees represent a range of tenures, with an average of 6.6 years:


5
8
3
0 - 5 years
> 5 - 10 years
10+ years

Calculated by full years of completed service based on date of initial election as of our annual meeting date.

Nominees are people of color and/or gender diverse:


44%
Diverse

5 women directors

2 African-American directors

1 Hispanic director

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Update: U.S.-Listed Public Company Board Service for Arnold Donald Mr. Donald to Leave Crown Holdings Board April 25, 2019 Bank of America Will Be His Only Outside Public Company Board Update In our definitive proxy statement filed on March 13, 2019, we reported that director nominee, Arnold Donald, serves on the board of Crown Holdings, Inc., in addition to serving on our board and on the board of Carnival. In a proxy statement filed on March 18, 2019, Crown Holdings announced that Mr. Donald would not be standing for re-election at Crown Holdings’ 2019 annual stockholders meeting on April 25, 2019. Accordingly, following Crown Holding’s 2019 annual meeting, Mr. Donald will serve on no more than two U.S.-listed public company boards, aligning with the proxy voting guidelines of certain stockholders and proxy advisory firms. Arnold W. Donald President and CEO of Carnival Corporation and Carnival plc (Carnival), and a director of Carnival Arnold W. Donald

Lead Independent Director with robust and well-defined responsibilities The authority, duties, and responsibilities of Jack Bovender, our Lead Independent Director, provide robust independent Board leadership and oversight Board Leadership Presides at all meetings when Chairman is not present Calls meetings of independent directors Provides leadership if CEO/Chairman’s role may be in conflict Board Culture Serves as a liaison between CEO and independent directors Establishes relationship with CEO, providing support, advice and feedback Acts as a “sounding board” and advisor to CEO Board Focus Helps ensure our Board focuses on key issues facing Bank of America Assists in promoting corporate governance best practices Contributes to annual performance review of CEO and participates in CEO succession planning Board Meetings Plans, reviews, and approves Board meeting agendas and schedules in coordination with CEO Advises CEO of Board information needs and approves information sent to Board Develops discussion topics for Board executive sessions Board Performance & Development Promotes efficient and effective Board performance and functioning Consults with Corporate Governance Committee on annual Board self-evaluation Provides guidance on ongoing director development Consults in identification and evaluation of director candidates, committee members and committee chairs Stockholders and Other Stakeholders Available for consultation and direct communication, to the extent requested by major stockholders Regularly communicates with primary bank regulators to discuss appropriateness of Board’s oversight of management and company Highly Engaged Lead Independent Director Regularly speaks with our CEO and holds bi-weekly calls to discuss Board meeting agendas and discussion topics, schedules, and other Board governance matters Speaks with each independent Board member at least quarterly to receive input on Board agendas, Board planning matters, and related topics of management oversight Holds quarterly calls with our primary bank regulators Attends meetings of all Board committees Meets at least quarterly with management members including officers responsible for enterprise and operational risk, and human resources Plays a leading role in our stockholder engagement process; in 2018 and in early 2019, Mr. Bovender met with many of our largest stockholders, often in person, and in aggregate, personally met with investors who own approximately 26% of all outstanding shares Jack Bovender

Leading governance practices continue to strengthen our Board’s effectiveness Active Independent Oversight Robust, well-defined Lead Independent Director responsibilities extend beyond those of a traditional lead director Independent directors, including the Lead Independent Director and committee chairs, meet directly with our company’s primary regulators Independent directors meet privately in executive session at each regularly scheduled Board meeting (13 in 2018) Board formally reviews CEO and senior management succession and development plans at least annually, and assesses candidates during Board and committee meetings and in less formal settings Independent directors conduct CEO’s annual performance review and set his compensation Enhanced Director Recruitment Board is committed to regular renewal and refreshment in alignment with our long-term strategy Board has continuously enhanced the director recruitment and selection process, resulting in an experienced, diverse group of nominees Board utilizes a deliberate process to assess candidates, including reviewing skills, experience, existing time commitments, independence, and any potential conflicts of interest Rigorous director on-boarding and director education processes complement this enhanced recruitment process Adopted formal Lead Independent Director and Chairman emergency succession policy as part of overall Board leadership succession planning Year-Round Self-Evaluations Board and committees conduct intensive and intertwined self-evaluations – directors provide feedback on Board effectiveness, with emphasis on areas including Board composition, focus, culture, and process Lead Independent Director speaks individually with each Board member at least quarterly Directors routinely request presentations on topics of interest, such as strategy, competitors, cybersecurity, and risks Confirm the appropriate mix of Board skills to oversee the execution of our strategy and drive Responsible Growth Regular Board assessment of optimal leadership structure Board receives stockholder feedback on our governance practices through extensive, year-round outreach

Governance and compensation practices informed by stockholder feedback Governance and compensation practices reflect ongoing Board review of best practices and stockholder input Strong, well-defined Lead Independent Director Role Formal Lead Independent Director (or Chairman, if independent) emergency succession policy Right to proxy access at a 3%/3 year ownership threshold Right to call special meeting at 10% ownership threshold Annual election of directors with a majority vote standard Robust stock ownership and retention requirements Apply clawback features to all executive officer variable pay and maintain incentive Compensation Forfeiture & Recoupment Disclosure Policy Review feedback from independent control functions in performance evaluation and compensation decisions Prohibition on hedging and speculative trading of company securities by directors and executive officers What We Do Discounting, reloading, or repricing stock options without stockholder approval Severance or change-in-control agreements for executive officers Multi-year guaranteed incentive awards Excessive severance benefits to our executive officers (not exceeding two times salary and bonus without stockholder approval) Accrual of additional retirement benefits under any supplemental executive retirement plans Excise tax gross-ups upon change-in-control Single-trigger vesting of equity-based awards upon change-in-control Adjust PRSU results for the impact of legacy litigation, fines, and penalties, or passage of the Tax Act Staggered terms for Board service What We Don’t Do

Performance evaluation and incentive compensation decision processes reflect pay for performance and risk management philosophy CEO compensation requires approval from all independent directors; compensation for named executive officers (NEOs) is approved by the Committee. CEO receives CRSUs; other NEOs receive an annual cash incentive. Annual Incentives Deferred Incentive Variable Pay is Subject to Ongoing Performance Measurement Comprehensive Performance Evaluation Independent Review and Approval Full year assessment of financial results and executive contributions to performance Performance Restricted Stock Units (PRSUs) Re-earn subject to three-year performance of average return on assets and average growth of adjusted tangible book value; value subject to three-year stock price performance; awards are stock-settled and subject to holding requirements Time-Based Restricted Stock Units (TRSUs) Value subject to three-year stock price performance; awards are stock-settled and subject to holding requirements Cash-Settled Restricted Stock Units (CRSUs)(2) Tracks stock price performance over 1-year vesting period Scorecard assessment of performance against the pillars of Responsible Growth Company, line of business, and individual performance (financial and non-financial measures) Manner in which results are achieved, adherence to risk and compliance policies, and quality of earnings driving culture of Responsible Growth Accountability in driving a strong risk management culture Company performance relative to established risk metrics Company performance relative to primary competitor group Grow and Win in the Market Grow with our Customer-Focused Strategy Grow within our Risk Framework Grow in a Sustainable Manner The Compensation and Benefits Committee’s decisions are determined on a year-over-year basis after taking into account numerous factors identified in our 2019 Proxy Statement Based on multi-faceted performance assessment, including feedback from independent control functions, the Committee provides a compensation recommendation to independent directors(1) Independent Board members evaluate the Committee’s recommendation If recommendation appropriately aligns pay to performance, independent directors provide approval Independent compensation consultant informs deliberations

47.2% linked to 3-yr performance against key metrics (TBV and ROA) 50% of shares earned must be held through 1-yr post-retirement (net of taxes) Base Salary Reflects job scope, experience, and market comparable positions Annual Incentive For CEO Cash-Settled Restricted Stock Units (CRSUs) Tracks stock price performance over 1-year vesting period For all other NEOs Annual Cash Incentive Company and individual performance measured over applicable performance year Deferred Incentive Time-based Restricted Stock Units (TRSUs) Aligned with sustained longer-term stock price performance; vest ratably over 3 years 50% of net after tax shares must be held until retirement (+1 year for CEO) Performance Restricted Stock Units (PRSUs) PRSUs are “re-earned” by achieving future performance standards and are forfeited if results are below minimum standards at the end of the performance period Performance metrics (50/50 weighting): average Return on Assets (ROA) and average Growth in Adjusted Tangible Book Value (TBV) 3-year performance period Encourage achieving sustained stockholder value and Responsible Growth 50% of net after tax shares earned must be held until retirement (+1 year for CEO) Executive compensation program aligns pay and performance Compensation Elements 2018 CEO Pay Mix PRSU standards are meaningful and aligned with strong company results For 2018, the Committee increased the three-year average ROA standards by 10 bps at the 100% payout level and 5 bps at the 66 2/3% payout level in consideration of strong company performance PRSU results are not adjusted for the impact of legacy litigation, fines, penalties, or passage of the Tax Act 3 of the 6 PRSUs that have completed their performance periods since the awards were introduced in 2011 earned below target, illustrating that pay is aligned with performance 94.3% variable pay directly links to company performance 94.3% Variable / Equity 5.7% Fixed

Deploying capital and driving Responsible Growth for long-term sustainability

Our ESG leadership enables us to pursue growing business opportunities and manage risk associated with addressing the world's biggest environmental and social challenges. It defines how we deploy our capital and resources, informs our business practices, and helps determine how and when we use our voice in support of our values

Environment

- Investing in the transition to a low carbon economy
- Financing sustainable projects, energy efficiency, greenhouse gas emissions
- Reducing our environmental footprint

Social

- Advancing economic mobility and social progress
- Offering responsible products and services
- Creating a supportive and inclusive workplace

Governance

- Holding ourselves accountable
- Managing risk well
- Providing transparency

In 2018, **deployed $21.5 billion** in capital to support low-carbon, sustainable businesses activities as part of $125 billion Environmental Business Commitment

Through Community Development Banking, we **deployed more than $4.7 billion** in loans, tax credit equity investments and other real estate development solutions

Originated $200 million in loans as part of $1.5 billion community development financial institutions (CDFI) portfolio; **$20 million Veteran Entrepreneur Lending Program** to connect veteran business owners with affordable capital through participating CDFIs

Launched a **$60 million Blended Finance Catalyst Pool** to support deals focused on energy access, affordable housing, water and sanitation access, and climate resiliency UN Sustainable Development Goals (SDGs)

Invested over $220 million in 1,000+ nonprofits and provided leadership development to 2,000+ nonprofit leaders through Neighborhood Builders®

Issued our fourth and **largest green bond for $2.25 billion** and **issued a $500 million social bond** — the first social bond issued by a U.S. bank

Committed to hiring **10,000 individuals from low- and moderate-income neighborhoods**, through our Pathways program, over the next five years

Invested more than **$200 million in philanthropic capital** as part of our $2 billion 10-year giving goal

Employees **volunteered 2 million hours** with the impact of employee giving and matching gifts from the bank **totaling $53 million in support** to our communities

Held **six global ESG Committee meetings** to discuss issues central to our ESG approach with regular updates to our Board

Achieved nearly **90%** of our **multi-year commitment to hire 10,000 veterans, guards, and reservists**

Named one of **America's Most JUST Companies** by *Just Capital* and *Forbes*

Named *Euromoney's* **World's Best Bank** for Diversity & Inclusion

Ranked No. 1 financial services company and No. 3 overall on *Fortune Magazine's* annual **Change the World** list

CDP **Climate A List** for leadership in greenhouse gas emissions management and reporting

#2 on *Fortune's* **50 Best Workplaces for Giving Back in 2018** list

12

Our people are the foundation for Responsible Growth We give our employees the support they need so they are able to make a genuine impact and contribute to sustainable growth of our business and the communities we serve Our company compensates our employees fairly and equitably based on performance, with equal pay for equal work, regardless of race or gender We maintain robust policies and practices and have had a rigorous process and analysis from outside experts in place for over a decade In 2018, we expanded our review of total compensation from the U.S. and U.K. to include France, Ireland, Hong Kong, Singapore (82% of our global workforce). Results show that compensation received by women is on average greater than 99% of that received by men and that in the U.S., compensation received by people of color is on average greater than 99% of non-people of color teammates We are focused on diversity at all levels in the company. More than 50% of our global workforce is female. Our board is over 30% women, our management team is over 45% women, more than 40% of our global managers are female and approximately 45% of our senior level employees are female We have also increased Black/African American and Hispanic/Latino representation in key Equal Employment Opportunity Commission categories Our Focus on Equal Pay for Equal Work and Workplace Diversity We deliver on our promise of being a great place to work by: Being an inclusive workplace for our employees around the world Creating opportunities for employees to grow and develop Recognizing and rewarding performance Supporting employees’ physical, emotional and financial wellness Our Life Event Services group provides personalized support for employees and their families at moments that matter the most Provide 16 weeks of paid parental leave to bond with a new child and 20 days of paid bereavement leave to mourn the loss of partner/spouse or a child Provide 401(k) contributions of up to 5% of eligible pay after one year of service, plus 2% or 3% in annual company contributions An industry leader in employee survey participation and recent engagement scores at the highest levels in company history Industry leader in establishing internal minimum rate of pay for our U.S. hourly employees Helped more than 17K employees find new roles within the company in 2018. More than 86% of eligible managers participated in manager development training in 2018 To share our 2018 success, approximately 95% of employees received special compensation awards Regularly benchmark compensation against other companies, both within and outside our industry, to confirm our pay is competitive with comparable roles in the market 11 Employee Networks with over 250 chapters and 120,000 memberships For exceptional efforts to accelerate progress for women in business Number 21 on Fortune Magazine’s 100 Best Workplaces for Diversity Included as a leader for the third year in a row in the Bloomberg Gender Equality Index Selected as Corporation of the Year by the National LGBT Chamber of Commerce Named to Latina Style’s 50 Best Companies to Work For in the U.S. On the Black Enterprise Best Companies for Diversity list

Our Board requests your support for the following proposals at our 2019 Annual Meeting No. 1 – FOR Election of 16 Directors Our Board regularly reviews its composition through thoughtful evaluation, and has continually enhanced the director recruitment, selection, and succession planning process Our nominees bring deep and diverse experience, and their mix of attributes strengthens effective and independent oversight of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy No. 2 – FOR Advisory “Say on Pay” Vote Our compensation program pays for performance over the long-term, as well as on an annual basis Compensation considerations promote Responsible Growth and align executives with stockholder interests Comprehensive performance evaluation based on multi-faceted performance assessment ensures that incentive compensation decisions reflect risk management and pay for performance philosophy No. 3 – FOR Ratifying the Appointment of our Independent Registered Public Accounting Firm for 2019 Our Audit Committee has appointed PwC as our independent registered public accounting firm for 2019 Our Board is seeking stockholders’ ratification of PwC’s appointment No. 4 – FOR Amending the Bank of America Corporation Key Employee Equity Plan The terms of the Key Employee Equity Plan (KEEP) are aligned with stockholders’ interests and are governed by our thoughtful compensation and employee equity award practices

No. 5 – AGAINST Report Concerning Median Gender Pay Ratio Our company has robust practices and policies in place to compensate all our employees fairly and equitably based on performance, regardless of race or gender We publicly disclose our progress, and focus on recruiting, retaining, and developing female talent The ratio requested in the proposal would not accurately portray our record of promoting gender equality and supporting female employee satisfaction, as it conflates the distinct issues of gender representation and gender pay equity No. 6 – AGAINST Right to Act by Written Consent Matters requiring stockholder approval should be presented to, and voted on, by all stockholders Stockholders owning 10% of our common shares already have the ability to call a special meeting outside of the annual meeting cycle, and stockholders owning 20% of our common shares already have the ability to nominate a candidate for election through our proxy access provision Our stockholder outreach and engagement program ensures that stockholders have the opportunity to provide on-going and constructive feedback to company management and our Board No. 7 – AGAINST Enhancing Shareholder Proxy Access Our existing proxy access provisions strike the appropriate balance between promoting stockholder rights and protecting the interests of all our stockholders Our requirement for proxy access nominees to receive a meaningful vote to qualify for re-nomination is in line with market practice Our Board recommends a vote against the following stockholder proposals